                                                                Exhibit 11
            HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                COMPUTATION OF EARNINGS PER COMMON SHARE
                      AND COMMON EQUIVALENT SHARE
            (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
                                                                   Three Months Ended                       Six Months Ended
                                                                       June 30,                                  June 30,
                                                             --------------------------------          ----------------------------
                                                               1994                    1993               1994              1993
Primary Earnings Per Share:

 (1)    Weighted average shares of
              common stock outstanding.................     130,708,985             129,849,302        130,707,875       129,725,481

   (2)  Effect of issuance of shares
              from assumed exercise of
              stock options
              (treasury stock method)..................         (66,344)                   (619)           (42,705)            2,543
                                                           ------------            ------------       ------------      ------------

 (3)    Weighted average shares........................     130,642,641             129,848,683        130,665,170       129,728,024
                                                           ============            ============       ============      ============

 (4)    Net income.....................................    $    133,828            $    100,209       $    164,003      $    127,264

 (5)    Primary earnings per share
              (line 4/line 3)..........................    $       1.02            $        .77       $       1.26      $        .98

Fully Diluted Earnings Per Share:

 (6)    Weighted average shares per
              computation on line 3 above..............     130,642,641             129,848,683        130,665,170       129,728,024

 (7)    Shares applicable to options
              included on line 2 above.................          66,344                     619             42,705       (2,543)

 (8)    Dilutive effect of stock
              options based on the average
              price for the period or period-
              end price, whichever is higher,
              of $33.63 and $44.67 for the
              second quarter of 1994 and 1993,
              respectively, and $37.06 and
              $45.77 for the first six months
              of 1994 and 1993, respectively.
              (treasury stock method)..................         (66,344)                   (619)           (42,705)            2,543
                                                           ------------            ------------       ------------      ------------

 (9)    Weighted average shares........................     130,642,641             129,848,683        130,665,170       129,728,024
                                                           ============            ============       ============      ============

(10)    Net income.....................................    $    133,828            $    100,209       $    164,003      $    127,264

(11)    Fully diluted earnings per
              share (line 10/line 9)...................    $       1.02            $        .77       $       1.26      $        .98

Notes:

These calculations are submitted in accordance with Regulation S-K item 601(b) (11) although it is not required for financial presentation disclosure per footnote 2 to paragraph 14 of Accounting Principles Board
(APB) Opinion No. 15 because it does not meet the 3% dilutive test.

The calculations for the quarters and six months ended June 30, 1994 and 1993 are submitted in accordance with Regulation S-K item 601(b) (11) although they are contrary to paragraphs 30 and 40 of APB No. 15 because they produce anti-dilutive results.